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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of White Mountains Insurance Group, Ltd. and Fund American Companies, Inc. of our report dated January 25, 2000, except for Note 22, as to which the date is March 14, 2000, with respect to the consolidated financial statements of Financial Security Assurance Holdings, Ltd. and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 and our report dated February 2, 1999, except for Note 17, as to which the date is February 24, 1999, with respect to the consolidated financial statements of Folksamerica Holding Company, Inc. and its subsidiaries for the year ended December 31, 1998.

 /s/     PricewaterhouseCoopers LLP

         New York, New York

         November 8, 2001